Exhibit 10.1

June 28, 2023

VIA ELECTRONIC MAIL

Re: Offer of Employment

Dear Brian,

I am pleased to confirm this offer of employment with SS&C Technologies Holdings, Inc. (“SS&C” or the “Company”), and look forward to your joining the Company subject to the terms of this letter agreement (this “Letter”). We believe you will have a challenging and rewarding career here, and look forward to your contributions to the Company’s further growth and success. Your employment will begin on or around August 7, 2023 or such later date as mutually determined between you and SS&C (the actual date of commencement of your employment, the “Start Date”).

Position and Duties; Work Location

Your position title will be Executive Vice President and Chief Financial Officer, and your primary work office location will be at 100 S. Wacker Drive, 19th Floor, Chicago, IL 60606. You will report to William C. Stone, Chairman & CEO. You will have such duties and responsibilities as are consistent with your position and as may be assigned to you from time to time by the Chairman & CEO.

You will devote all of your business time and best efforts to the performance of your duties to the Company and will not engage in any other business, profession or occupation for compensation or otherwise that would conflict with the rendition of your services either directly or indirectly.

Base Salary and FTO

Your salary will be at the annualized rate of $600,000 and will be paid semi-monthly in accordance with the Company’s regular payroll practices.

In recognition of our employees’ contributions and commitment, we are proud to offer a Flexible Time Off (FTO) policy, entitling you to take time off whenever you need it in accordance with the company policy. You will be required to notify your manager through your local HR/ Leave System of record in advance of taking FTO. For more information on benefits, please refer to the enclosed Benefits Summary / FTO Policy.

Annual Bonus

In your position as Chief Financial Officer, you will participate in the Company’s annual cash bonus program for executive officers subject to the terms approved by the Compensation Committee of the Board of Directors of the Company from time to time. You will have an annual target bonus opportunity under the cash bonus program of $1,400,000 (which shall not be prorated for 2023), provided that the actual amount of any annual cash bonus payable to you will be determined based on the level of attainment of Company financial performance and other strategic goals, and subject to such other terms and conditions, as established by the Compensation Committee.

Payment of any earned annual cash bonus for any applicable year (if any) will be at the same time annual bonuses are paid to other executive officers of the Company, subject to your continued employment with the Company through the applicable payment date.

Initial Equity Grant

Within 30 days following your Start Date, you will be granted an award of restricted stock units (RSUs) with respect to common stock of the Company having a grant date value of $5,500,000, with the actual number of RSUs to be granted to you determined by dividing (i) the grant date value of the award by (ii) the closing price of the Company’s common stock on the grant date, with any fractional shares rounded up to the nearest whole share, and with such RSUs vesting in equal annual installments over three years. The RSUs will be subject to the terms and conditions of the Company’s 2023 Stock Incentive Plan or any successor plan thereto (any such plan, as amended from time to time, the “Stock Plan”) and the related RSU award agreement provided to you.

Long-Term Incentive Program

In your position as Chief Financial Officer, you will be eligible to participate in, and receive equity-based awards under, the Company’s long-term incentive program for executive officers on the terms approved by the Compensation Committee from time to time. Your 2023 annual target long-term incentive award value under the long-term incentive program is $4,000,000 (which shall not be prorated for 2023), provided that the actual amount of your long-term incentive awards for any subsequent year will be determined by the Compensation Committee in its discretion. For 2023, 50% of the target value of your long-term incentive award will be granted in the form of PSUs, 25% will be granted in the form of time-based stock options and the remaining 25% will be granted in the form of RSUs, in each case on the same vesting (and other) terms as approved by the Compensation Committee for 2023 as described in SS&C’s 2023 annual proxy statement filed with the SEC on April 6, 2023. Your long-term incentive awards will be subject to the terms and conditions of the Stock Plan and the related award agreements provided to you.

Benefits

The Company offers its employees a package of benefits and/or benefit choices such as medical insurance, dental insurance, short and long term disability insurance, life insurance, flexible spending, tuition reimbursement and 401k. For full time or part time employees scheduled to work 30 hours or more per week, benefits will begin on the first of the month following the first day of employment. If you have any benefits queries, please email Peoplecenter@sscinc.com

You will receive reimbursement of reasonable business expenses incurred by you in the course your employment, provided that such expenses are incurred, documented and accounted for in accordance with the Company’s applicable policies and procedures as in effect from time to time.

Termination of Employment; Severance

Your employment may be terminated by the Company for any reason, with or without Cause (as defined below), and by you with 30 days’ prior written notice to SS&C. In the event your employment with the Company terminates for any reason (including death or disability), you will be entitled to receive (i) any base salary earned but not paid through the date of termination, (ii) any unreimbursed business expenses incurred prior to the date of termination that are reimbursable in accordance with applicable Company policy and (iii) any other vested benefits due to you as determined in accordance with applicable Company plans or policies (together, the “Accrued Benefits”). In addition, your outstanding equity-based awards will be treated in accordance with the terms of the Stock Plan and the applicable award agreements under which such awards were granted.

In addition, if your employment is terminated by the Company without Cause, then, subject to your execution and non-revocation of a release of claims against the Company in a customary form to be provided by the Company (the “Release”) (which such Release must be executed and become irrevocable within 60 days of your termination date), then you will be entitled to the following severance payments: (i) continued payment of your then-current base salary for a period of 12 months following your termination date, payable in accordance with the Company’s regular payroll practices, (ii) any earned but unpaid annual bonus in respect of the fiscal year prior to the year of termination, payable when annual bonuses are normally paid to similarly situated executives and in no event later than 60 days following your termination date, and (iii) a target annual bonus for the year of termination, prorated based on the number of days that you were employed during the year of termination and payable no later than 60 days following your termination date (collectively, the “Severance Payments”).

For purposes of your employment hereunder, “Cause” means (i) the Company’s determination that you failed to substantially perform your duties (other than any such failure resulting from your disability) which is not remedied within fifteen days after receipt of written notice from the Company or an affiliate, as applicable, specifying such failure; (ii) the Company’s determination that you failed to carry out, or comply with any lawful and reasonable directive of the Company or the Chief Executive Officer of the Company, which is not remedied within fifteen days after receipt of written notice from the Company or any affiliate, as applicable, specifying such failure; (iii) your conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or a crime involving moral turpitude; (iv) your unlawful use (including being under the influence) or possession of illegal drugs on the Company’s or any affiliate’s, as applicable, premises or while performing your duties and responsibilities; or (v) your commission of a material act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company or any affiliate, as applicable.

Notwithstanding anything to the contrary in this Letter, if (i) you breach any of the restrictions set forth in (A) the Non-Disclosure & Non-Solicitation Agreement referenced below, (B) under the heading “Restrictive Covenants” below or (C) any other agreement between you and the Company or (ii) at any time following your termination of employment, the Company determines that you engaged in an act or omission that, if discovered during your employment, would have entitled the Company to terminate your employment for Cause, then, in each case you will forfeit your entitlement to the Severance Payments set forth above, to the extent not yet paid.

Restrictive Covenants

You acknowledge and agree that this offer and your employment with the Company are conditioned on your execution of the Non-Disclosure & Non-Solicitation Agreement referenced below.

In addition, to protect the confidential information and other trade secrets of the Company and its affiliates, and in specific consideration for the payments under this Letter, including the Severance Payments, you agree that during your employment with SS&C and for a period of 12 months following a termination of your employment for any reason, you agree not to, directly or indirectly, engage in, have any equity interest in, manage or operate, provide services for, consult with or be employed by any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes (a “competing business”)

with any business line of the Company or any of its subsidiaries or affiliates that generates more than $50 million of revenues annually as of the date of your termination of employment anywhere in the world without the prior written consent of the Company; provided, however, that you will be permitted to acquire a passive stock interest in such a competing business provided the stock acquired is publicly traded and is not more than two percent (2%) of the outstanding interest in such business.

You acknowledge that a material part of the inducement for the Company to provide the compensation and benefits provided under this Letter are the restrictive covenants described above, that such covenants relate to special, unique and extraordinary matters, and that a violation of any of such covenants will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, you agree that, if you breach any of such covenants during or following termination of your employment, the Company will be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post a bond) restraining you from committing any violation of such covenants, and the Company will have no further obligations to pay you any compensation or benefits otherwise payable hereunder. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as an arbitrator (or court) reasonably determines.

Nothing in this Letter, the Non-Disclosure & Non-Solicitation Agreement referenced below or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in this Letter, the Non-Disclosure & Non-Solicitation Agreement or otherwise requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency. Further, nothing in this Letter, the Non-Disclosure & Non-Solicitation Agreement or otherwise precludes you from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. You will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that — (A) is made — (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Orientation

During your first week, you will be scheduled to participate in the Company's employee orientation during which a member of Human Resources will review company policies and procedures and answer any questions you may have about your employment.

Accurate Information Provided

By signing this Letter, you are verifying that the information you have provided (or which has been provided on your behalf) both verbally and in writing are complete and accurate. You understand that a false statement may disqualify you from employment or cause your subsequent discharge if you are employed by the Company.

Your employment is contingent upon the following:

Completion of the following new hire forms and agreements, which must be signed, either before or on your Start Date:

•
Employment Application and I-9 Form
•
Anti-Money Laundering Policy Acknowledgement
•
Employee Payroll Deduction Authorization Form
•
Information Security Acceptable Use Policy
•
Securities Transaction Policy Acknowledgement
•
Non-Disclosure & Non-Solicitation Agreement
•
Employee Handbook and Code of Business Conduct and Ethics Acknowledgement Forms

In addition, the effectiveness of this Letter and the commencement of your employment with the Company hereunder is conditioned upon your employment with the Company not violating the terms of any restrictive covenant obligations (including any non-compete obligations) that you may have with respect to your existing employer.

In the event that you breach any of the terms of this Letter, this offer may be rescinded (if the Start Date has not yet occurred) or your employment may be terminated (if the Start Date has occurred), and you shall not be entitled to any further compensation (including any Severance Payments).

At Will Employment

The Company is an “at will” employer and, as such, employment may be terminated by you or the Company for any reason or for no reason and with or without prior notice. Nothing in this Letter will be interpreted to be in conflict with or to eliminate or modify in any way the employment-at-will status of the Company's employees.

You represent and warrant to the Company that you are free to accept employment with the Company, and that you have no prior or other commitments or obligations of any kind to anyone else or any entity that would hinder or interfere with your acceptance of your obligations hereunder or the exercise of your best efforts in the performance of your duties hereunder.

Other Terms and Conditions

The Company may withhold from any amounts payable under this Letter such federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

This Letter is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) with respect to amounts subject thereto and will be interpreted and construed consistent with that intent. Notwithstanding anything in this Letter to the contrary, (i) if at the time of termination of your employment, you are deemed to be a “specified employee” of the Company within the meaning of Section 409A, then (x) only to the extent necessary to comply with the requirements of Section 409A, any payments to which you are entitled under this Letter in connection with such termination that constitute “nonqualified deferred compensation” for purposes of Section 409A will be withheld until the first business day of the seventh month following the date of such termination (the “Delayed Payment Date”), you will receive a lump sum payment in an amount equal to the aggregate amount of such payments that otherwise would have been made to you prior to the Delayed Payment Date and following the Delayed Payment Date, you will receive the payments otherwise due to you accordance with the payment terms and schedule set forth herein; (ii) with respect to a payment of “nonqualified deferred compensation” triggered by a termination of employment, a termination of employment will be deemed not to have occurred until such time as you incur a “separation from service” with the Company in accordance with Section 409A; (iii) for purposes of Section 409A, each payment in a series of installment payments provided under this Agreement will be treated as a separate payment; and (iv) no expenses eligible for reimbursement, or in-kind benefits provided, to you under this Letter during any calendar year will affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A of the Code, and no such right to reimbursement or in-kind benefits will be subject to liquidation or exchange for any other benefit. If the period during which you may execute or revoke the Release begins in one calendar year and ends in the next calendar year, then the Severance Payments will be made (or commence being made, as applicable) in the second calendar year.

If any of the provisions of this Letter are or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Letter will not be affected thereby.

This Letter will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Letter will be brought only in a state or federal court located in the state of Delaware. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

This Letter contains the entire agreement between the parties with respect to your services to the Company in all capacities and supersedes any and all prior understandings, agreements or correspondence between you and the Company or any of its affiliates. This Letter may not be altered, modified or amended except by written instrument signed by the parties. This Letter will be binding on and inure to the benefit of the parties and their respective heirs, executives, personal and legal representatives, successors and assigns. You will not have the right to assign your interest in this Letter, any rights under this Letter or any duties imposed under this Letter without the prior written consent of the Company. This Letter may be assigned by the Company to any successor in interest to substantially all of the stock, assets or business operations of the Company.

You have seven (7) calendar days from the date of receipt of this Letter to indicate your acceptance of this offer by clicking accept below. If we do not receive notification that you have accepted, within the periods described above, this offer may be rescinded.

Brian, we are thrilled that you are joining the team. If you have any questions please feel free to contact me at dbhargava@sscinc.com

Very truly yours,

Darpan Bhargava

Sr.VP & Global Head of HR

BRIAN N. SCHELL

_/s/ Brian N. Schell_________________ _July 1, 2023___________
Signature Date